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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                                January 31, 2000


                               Bikers Dream, Inc.
               (Exact name of issuer as specified in its charter)


                                   California
                 (State or other jurisdiction of incorporation)


        0-15501                                           33-0140149
(Commission File Number)                      (IRS Employer Identification No.)


                     3810 Wacker Drive, Mira Loma, CA 91752
         (Address of principal executive offices)       (Zip Code)


       Registrant's telephone number, including area code: (909) 360-2500
                                                           --------------

                    11631 Sterling Avenue, Riverside CA 92503
         (Former name or former address, if changed since last report)
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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

     On January 31, 2000, Bikers Dream, Inc. ("Bikers Dream") sold to V-Twin Holdings, Inc. ("V-Twin") the assets related to the operation of Bikers Dream's retail stores division ("Retail Division"). The Retail Division (i) sells and services motorcycles at five Superstores in Santa Ana, Sacramento and San Diego, California, Dallas, Texas, and Conover, North Carolina, (ii) licenses Bikers Dream's intellectual property and use of its business model and operating manuals to independently owned Bikers Dream Superstores pursuant to certain license agreements, and (iii) operates an e-commerce site for the sale of motorcycle parts, accessories and apparel. The assets ("Assets") sold include all fixed assets, inventory and equipment used in the Retail Division, the right to operate the Retail Division under the assumed name "Bikers Dream", all intellectual property assets relating to the Retail Division, the right to use the domain name "bikers-dream.com", all rights under license agreements with independently owned Bikers Dream Superstores, and rights under real property leases and equipment leases.

     The final adjusted purchase price for the Assets was $3,000,000 (the "Purchase Price"), which will be paid as follows: (i) a $1,000,000 promissory note payable over five years which pays interest at the rate of five (5) per cent per annum (the "Note"), (ii) 83,333 shares of common stock of V-Twin valued at a price of six (6) dollars per share, and (iii) assumption by V-Twin of certain liabilities relating to the operation of the Retail Division, including Bikers Dream's obligations to repay a $1.5 million credit line from Cycle Capital Corporation, an affiliate of V-Twin. The Note is secured in favor of Bikers Dream by a first priority security interest in the Assets, subject however, to the security interests in new motorcycles granted by V-Twin to Cycle Capital Corporation and any other provider of floor plan financing to V-Twin.

     Bikers Dream has the right to nominate one member of the Board of Directors of V-Twin as long as the Note remains outstanding or for so long as Bikers Dream continues to hold at least 20,000 shares of V-Twin common stock. Bikers Dream has appointed Herm Rosenman, President and CEO of Bikers Dream, to fill such Board seat.

     The amount of consideration received by Bikers Dream was based on Bikers Dream's evaluation of the Assets being sold and the book value of the Assets. This value was arrived at by negotiations between Bikers Dream and V-Twin.

ITEM 5. OTHER EVENTS

     In connection with a lawsuit brought against Bikers Dream and two former members of its management by a former franchise, verdicts were recently rendered against the defendants. There are several post-trial motions that are pending, including one seeking a new trial. Until these motions are decided by the Court, no judgment will be entered against the defendants.

     Rulings favorable to Bikers Dream on these motions would result in payment by the Company of approximately $70,000, which it will not dispute. If the motions are not decided in favor of Bikers Dream, it will appeal the remainder of the judgment, which may total approximately $600,000. Bikers Dream believes it has a sound basis for appeal, although no assurances can be given.

     Any judgment that may be entered may not be enforced prior to the end of April 2000, at which time Bikers Dream may post an appeal bond to stay enforcement until the appeal process is concluded, although the company's ability to do so is currently uncertain. It is also uncertain what effect the unsatisfied portion of any judgment may have on the company. Negotiations intended to settle this matter are pending.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

       (a)    Not applicable

       (b)    Not applicable

       (c) The following exhibit is provided in accordance with the provisions of Item 601 of Regulation S-B:

              1.   Asset Purchase Agreement(1)

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(1) Previously filed as an exhibit to Bikers Dream's report on Form 8-K filed on January 26, 2000.



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.





                                       BIKERS DREAM, INC.
                                          (Registrant)



                                       By: /s/ Herm Rosenman
                                           -------------------------------------
                                           Herm Rosenman
                                           President and Chief Executive Officer



Dated:  February 15, 2000




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